Exhibit 4.29

LUDWIG ENTERPRISES, INC.

1749 Victorian Avenue Ste C-350 Sparks, Nevada 89431

www.Ludwi uelll.com

September 30, 2023

AMENDMENT TO CONVERTIBLE PROMISORY NOTE

This 30 of September 2023 1, Michael Magliochetti, Jr. ("Note Holder") do herein agree to extend the Maturity Date on a Promissory Note dated August 30, 2022, with Ludwig Enterprises, Inc. (LUDG) to April 1, 2024, or from Ludwig Enterprises, Inc.'s SEC S-l funding whichever shall come first.

In consideration for execution of this extension LUDG will forth with issue me 50,000 common restricted shares of LUDG stock.

Note Holder:

Signature

Michael Magliochetti, Jr.

Printed Name of Signer